EXHIBIT 99.3
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
     This Second Amendment to Employment Agreement (this “Amendment”), dated as of November 1, 2007, by and between American Campus Communities, Inc. (the “Company”) and William C. Bayless, Jr. (“Executive”).
     WHEREAS, the Company and Executive have entered into an employment agreement dated as of August 11, 2004, as amended (the “Employment Agreement”); and
     WHEREAS, the Company and Executive desire to amend the Employment Agreement as set forth herein.
     NOW, THEREFORE, the Company and Executive agree as follows:
     1. Accrued Obligations. Section 1(a) of the Employment Agreement is amended and restated to read in its entirety as follows:
     “(a) “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive’s employment, (ii) any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of termination of Executive’s employment, (iii) any earned but unpaid holiday, vacation or paid time off; and (iv) any expenses incurred in accordance with Section 7, below, that remain unpaid or unreimbursed as of the date of termination of Executive’s employment. The Accrued Obligations shall be paid within five (5) business days of the termination of Executive’s employment under this Agreement, except amounts payable with respect to unpaid Annual Bonus, which shall be paid on the earliest of (i) the first (1st) anniversary of the date upon which Executive’s Annual Bonus was paid in respect of the prior year, (ii) at such time Annual Bonus amounts are paid to other senior executives, or (iii) March 15th of the calendar year following such termination of Executive’s employment.”
     2. Good Reason. Section 1(n) of the Employment agreement is amended and restated to read in its entirety as follows:
     “(o) “Good Reason” shall mean, without Executive’s consent, (i) any material diminution or change in the nature or scope of Executive’s functions, duties, position, responsibilities, or reporting relationships that are inconsistent with Executive’s titles (as specified in Section 3(a) hereof) or this Agreement; (ii) the relocation of Executive’s principal office location more than fifty (50) miles from its current location; (iii) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company in a transaction constituting a “Change in Ownership or Effective Control” within the meaning of the regulations issued under Section 409A of the Code; or (iv) a breach by the Company of any material provision of this Agreement.”

     3. Termination By The Company Without Cause. Section 8(d) of the Employment Agreement is amended and restated to read in its entirety as follows:
     “(d) Termination By The Company Without Cause. The Company may terminate Executive’s employment at any time without Cause, effective upon Executive’s receipt of written notice of such termination. In the event Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall be entitled to:
               (i) The Accrued Obligations;
               (ii) An amount equal to 2.99 times the sum of (x) the annual Base Salary as of the date of termination, plus (y) an average of the Annual Bonus paid or payable to Executive under the terms of this Agreement in the three (3) fiscal years immediately prior to the fiscal year in which Executive’s termination of employment occurs; provided, however, that if Executive has been employed under the terms of this Agreement for less than three (3) fiscal years as of the date of such termination, the bonus (y) to be included in this amount shall be based on the percentage of Base Salary represented by the average Annual Bonus as a percent of the corresponding average annual compensation received by Executive under the terms of this Agreement; provided, further, that if the bonus (y) to be included in this amount is with respect to the 2005 or the 2006 fiscal year, such amount shall be equal to the greater of (A) the Annual Bonus paid or payable to Executive with respect to the 2005 fiscal year or (B) 50% of Executive’s Base Salary as of the date of termination, such amount shall be payable in full no later than March 15th of the calendar tax year following such termination of Executive’s employment;
               (iii) A pro rata Annual Bonus for the year in which such termination occurs, equal to the greater of (x) the Annual Bonus paid or payable in respect of the fiscal year immediately prior the fiscal year in which Executive’s termination of employment occurs, or (y) Executive’s target Annual Bonus for the year in which such termination occurs, multiplied by a fraction, the numerator of which equals the number of days elapsed from the commencement of the fiscal year in which such termination occurs through the date of such termination, and the denominator of which equals 365; such amount shall be payable in full no later than March 15th of the calendar tax year following such termination of Executive’s employment; and
               (iv) Payment for his benefit towards the cost of health continuation coverage of an amount equal to the difference between the amount paid by Executive for health insurance coverage under the Company’s health benefit plan immediately prior to such termination and the cost of continuation coverage under COBRA, through the period ending on the expiration of the Restricted Period; provided, that if prior to the expiration of the Restricted Period Executive is eligible to receive health insurance benefits from a subsequent employer, payments under this subsection (iv) shall cease as of the date Executive becomes eligible.”
     4. Capitalized Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Employment Agreement.
     5. Ratification. Except as otherwise expressly provided in this Amendment, the Employment Agreement is hereby ratified and confirmed and shall continue in full force and effect in accordance with its terms.
     6. Counterparts. This Amendment may be executed in identical counterparts, which when taken together shall constitute one and the same instrument. A counterpart transmitted by facsimile shall be deemed an original for all purposes.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

AMERICAN CAMPUS COMMUNITIES, INC.

By:	/s/ Brian B. Nickel

Brian B. Nickel Senior Executive Vice President—Capital Market Strategies, Chief Investment Officer and Secretary

/s/ William C. Bayless, Jr.

William C. Bayless, Jr.

4